PARKE BANCORP, INC.

Stock Trading Policy

A. Section 10(b) of the Exchange Act and Rule 10b-5: the Anti-Fraud Rule. Section 10(b) of
the Exchange Act makes it illegal "[t]o use or employ, in connection with the purchase or sale of any security registered on a national securities exchange or any security not so registered, any manipulative or deceptive device or contrivance in contravention of such rules and regulations as the [SEC] may prescribe ...."
The SEC has issued Rule 10b-5 pursuant to Section 10(b). Although Rule 10b-5 is simply stated, it is one of the most important of all securities regulations because it applies to every purchase and sale of securities so that no investor or issuer is exempt. Unlike Section 16(b) "shortswing" profit rule, which just applies to officers, directors, and 10% stockholders of companies registered under Section 12 of the Exchange Act, Rule 10b-5 applies to all persons. Awards for damages in litigation can be extremely costly. Rule 10b-5 states:

It shall be unlawful for any person, directly or indirectly, using any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange,
a. To employ any device, scheme, or artifice to defraud,
b. To make any untrue statement of a material fact or to omit to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading, or
c. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any
person, in connection with the purchase or sale of any
security.

Among the activities prohibited by Rule 10b-5 is trading on the basis of material nonpublic information related to the Company. "Material" information is information that a reasonable investor would consider important in reaching an investment decision (i.e., the investor would attach actual significance to the information in making deliberations, such as information regarding an anticipated merger, an acquisition or tender offer, or a not yet disclosed quarterly or annual earnings report).

Rule 10b-5 is broader than Section 16(b) restriction on trading by officers, directors, and 10%
stockholders within six months. Rule 10b-5 applies regardless of how long the stock has been held and it applies to "any person." It is premised upon the unfairness of permitting a party with material nonpublic information to use that information to the party's advantage in trading without disclosure to all shareholders. However, simple possession of nonpublic information does not in itself create a duty to disclose or abstain from trading. The fiduciary duty arises from a specific relationship between the party with nonpublic information and the shareholders, which relationship has permitted the party to gain access to information intended for corporate purposes only. Such a relationship obviously exists when the party is a director or officer or other high-level executive. Such a relationship may also exist when the insider passes on material nonpublic information to a third party who is not in a fiduciary relationship with the shareholders. In such circumstances, the "tippee" (one who has received the information) will have a duty to disclose or abstain from trading if and only if the disclosure to the tippee by the

"tipper" was a breach of the tipper's fiduciary duty to the shareholders. The test of a breach of fiduciary duty by the tipper is whether the tipper personally benefitted directly or indirectly from the disclosure. If the tipper breached the tipper's fiduciary duty and the tippee knew or should have known of the breach,the tippee assumes a fiduciary duty to the shareholders not to trade on material nonpublic information. However, some courts have utilized broader rules in finding tippee liability for insider trading, even when there was not a direct breach of fiduciary duty by the tipper.

Under Rule 10b-5, it would be illegal for an officer or a director of the Company, upon acquiring material nonpublic information, to go into the market and trade on the basis of that information. Consequently, directors and officers should refrain from trading in the Common
Stock at any time when they have information that might be deemed material to the business or operations of the Company until such information has been made available to the public.
Accordingly, it is frequently advisable to widely release any information of interest to investors
(i.e., by issuing press releases, filing Forms 8-K, notifying any broker or exchange making a market in the stock and wire services, etc.) so that the information is available to the public and is no longer only inside information. Furthermore, a reasonable amount of time must pass to allow the information to be disseminated after the release of information by the Company. It is important to note that information which may not appear to be of great significance at one point in time may take on considerable importance when viewed with the "wisdom" of hindsight.

In addition, before making any purchase or sale of Common Stock, a director or officer should verify that there is no information about the Company that would be material to an investor, and which has not been released to the public.

Furthermore, following the release of information, directors and officers should not trade in the Company’s Common Stock until sufficient time has elapsed for the information to be disseminated and for investors to evaluate the news. For larger corporations a day or two will probably be sufficient, while smaller corporations, like Parke Bancorp, Inc., probably should wait at least 48 hours after the dissemination of the information to the media before commencing any trading.

It is important to remember that the above restrictions also apply to trading by family members or close associates of officers and directors who may be presumed to have preferential access to information.

B. Insider Trading and Disclosure of Material Nonpublic Information. The most recurring and difficult problems arising from federal securities laws are those concerning the release of material information to the public. This area is troublesome for several reasons. First, problems regarding public disclosure of information will arise and cannot be avoided by officers and directors who simply refrain from trading in the Common Stock because the obligation to disclose exists independently of any individual stock transactions. Second, there are few specific rules to follow. Decisions regarding the release of information demand the exercise of management's judgment in applying general rules to a particular factual context. Third, decisions must be made quickly. Trading is ongoing, and the failure to act may be equivalent to nondisclosure.

Under SEC rules and policies, the Bank has an obligation to disclose promptly to the public, by issuing a press release, any material information that may affect the value of the stock or influence investors' decisions. The information that is disclosed must be accurate, complete, and must not be misleading. In this regard, the SEC has stated that if a company releases favorable information, it must also reveal existing adverse information or possibly face liability under the anti-fraud provisions of the Exchange Act.

It is extremely important that the Company establish internal policies governing the manner of disclosure of information. The responsibility for the release of information must be clearly defined and those who may be in possession of material, nonpublic information must be cautioned that they must maintain the confidentiality of the information and not take it upon themselves to release such information. Anyone who may be in possession of undisclosed material information should further be cautioned to avoid selective disclosure (i.e., the release of material information to any person such as a friend, business associate, or financial analyst) when such information has not been released to the public. If the tipper has benefitted directly or indirectly from such disclosure, the tipper will be liable for the breach of the tipper's fiduciary duty to the shareholders. Similarly, if the tipper has breached the tipper's fiduciary duty and the tippee knew or should have known of the breach, the tippee will also be liable for trading based upon the insider information.

C. Liability. Any breach of the foregoing requirements may expose Parke Bancorp, Inc. and officers, directors, or other insiders involved, on an individual basis, to severe adverse consequences, including the imposition of an injunction and monetary damages (which may well exceed any gain realized), suspension of trading in the Bank's stock and, in egregious cases, possible criminal sanctions. Furthermore, any appearance of impropriety could impair investor confidence in the Company. Considerable care should be taken to avoid even inadvertent violations.

Many of the requirements and prohibitions listed above are individual responsibilities of directors, officers, large shareholders and, in some cases, others associated with or privy to inside information about the Parke Bancorp, Inc. However, even with respect to the Company's obligations, it is recognized that corporations act through their officials. In some cases, the courts and the SEC have used theories of conspiracy as well as aiding and abetting to impose liability on individual members of management for causing or permitting corporate misconduct